UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2026

QuickLogic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2220 Lundy Avenue, San Jose, CA		95131-1816
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	QUIK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 21, 2026, QuickLogic Corporation (the “Company”) announced that Elias Nader, Chief Financial Officer of the Company, resigned from the Company effective as of the close of business on September 18, 2026 to pursue other opportunities.

Mr. Nader is committed to an orderly transition of his duties. Mr. Nader’s departure is not related to any disagreement with the Company or its board of directors on any matter relating to the Company’s accounting, operating policies or practices.

Appointment of New Chief Financial Officer

Effective October 5, 2026, the Company has appointed Mr. James Sullivan, 58, to serve as its new Senior Vice President of Finance and Chief Financial Officer. In this role, Mr. Sullivan will lead the global finance organization and assume the duties of the Company’s principal financial officer and principal accounting officer. There is no family relationship between Mr. Sullivan and any executive officer or director of the Company and there are no understandings or arrangements between Mr. Sullivan and any other person pursuant to which Mr. Sullivan was appointed as Chief Financial Officer. Mr. Sullivan has no transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Mr. Sullivan previously served as Chief Financial Officer for Peraso Inc., a publicly traded semiconductor company, from December 2021 through September 2026. From January 2008 until December 2021, he served as Chief Financial Officer of MoSys, Inc., a publicly-traded semiconductor company. Prior to that, Mr. Sullivan held Chief Financial Officer positions at Apptera, In. and 8x8, Inc., a publicly-traded SAAS provider of VoIP and unified communication solutions. Mr. Sullivan’s prior experience includes various positions at 8x8, Inc. and PricewaterhouseCoopers LLP. He received a Bachelor of Science degree in Accounting from New York University's Stern School of Business and is a certified public accountant.

Pursuant to the offer letter, Mr. Sullivan will be entitled to an annual base salary of $340,000 per year and he will be eligible for an annual incentive bonus of 50% of his annual base salary. He will also receive a signing bonus of $10,000 in cash. The offer letter has an indefinite term and Mr. Sullivan’s employment is at-will. Mr. Sullivan will, subject to approval by the Company’s Compensation Committee of the Board of Directors, be granted $600,000 in restricted stock units as an employment inducement award (“New Hire RSUs”). The New Hire RSUs will be granted outside of the Company’s 2019 Equity Incentive Plan, in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules. The New Hire RSUs will vest over a three-year period, with one-third vesting on the one-year anniversary of the grant date and 1/6th vesting each six months thereafter, subject to Mr. Sullivan’s continued employment with the Company. The Company and Mr. Sullivan will also enter into the Company’s standard form of change-of-control agreement, the form of which was previously filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities & Exchange Commission. Mr. Sullivan will also execute the Company’s standard form of indemnification agreement.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on September 21, 2026 announcing the resignation of Chief Financial Officer Elias Nader and appointment of James Sullivan as his replacement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information in the press release is being furnished, not filed, pursuant to Item 7.01 of Form 8-K. Accordingly, the information in Item 7.01 of this Current Report, including Exhibit 99.1, will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01(d) Exhibits.

The following exhibit is furnished as a part of this report:

99.1	Press Release of the Company, dated September 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2026	QuickLogic Corporation

/s/ Brian C. Faith
Name: Brian C. Faith Title: President and Chief Executive Officer

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